Exhibit 3

FORM OF RULE 10B5-1 TRANSACTION PLAN

This Rule 10b5-1 Transaction Plan (the “Plan”) is entered into as of August 1,2023, between        , the undersigned client (the “Client”) and BTIG, LLC, a Delaware limited liability company (“Broker”).

RECITALS

WHEREAS, the Client wishes to establish a trading plan that satisfies the affirmative defense set forth in Rule 10b5-1(c)(1) (“Rule 10b5-l”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, Client hereby authorizes Broker to execute transaction(s) on behalf of Client in accordance with this Plan in order to permit the transactions in securities (the “Securities”), including, as designated in Exhibit A, attached hereto.1

Capitalized terms used herein but not defined have the meaning given to them in Exhibit A.

AGREEMENT

NOW, THEREFORE, the Client and Broker hereby agree as follows:

I.	Transaction Details
A.	Client appoints Broker to execute the orders specified in the Plan pursuant to the terms and conditions set forth below under ordinary principles of best execution. Broker hereby accepts such appointment.
B.	Broker shall commence transactions in Securities pursuant to the Plan beginning on the Plan Commencement Date, as set forth on Exhibit A.
C.	Broker will execute transactions in Securities as set forth in Exhibit A for the account of Client. Unless otherwise specified in Exhibit A, orders filled under the Plan shall be executed on a “Not Held” basis. Not Held orders are market or limit orders that give the trader the right to use his or her discretion in the price and time of filling the order. Broker has the discretion, not obligation, to execute 10b5-l orders during pre-opening or after hours.
D.	The Aggregate Share Number provided on Exhibit A, and the limit prices, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the issuer of the Securities (the “Issuer”) that occurs during the term of the Plan. Cash dividends shall have no impact on the limit prices set forth on Exhibit A.

1Note - for directors and executive officers (as defined in Exchange Act Rule 16a-1(f)) of the issuer who want to rely on the Rule 10b5-1 affirmative defense there is a mandatory cooling off period and such persons must wait to initiate any trades under the Plan until the later of: (i) 90 days after adopting or modifying the plan; and (ii) the earlier of (x) two business days after the release of financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or (y) 120 days after adopting the Plan. For all other parties, other than the issuer, the cooling off period is 30 days. The rules do not require a cooling off period for issuers.

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E.	Client acknowledges and agrees that Broker may elect not to execute transactions in Securities pursuant to the Plan at any time when:

1.	Broker, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred that could, in Broker’s judgment, impact offer, sales or delivery of Securities and Broker has so notified Client promptly in writing (provided that Broker shall resume effecting trades in accordance with the Plan as soon as Broker determines that is reasonably practical to do so and has so notified Client promptly in writing); or
2.	Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, regulatory, contractual or other restriction applicable to it or its affiliates or to Client or Client’s affiliates and has so notified Client promptly in writing; or
3.	Broker has received notice from Client to terminate the Plan in accordance with Section III(C) below.
F.	If requested by Broker, Client agrees to deposit in Client’s account with Broker or Broker’s clearing firm (i) prior to the Plan Commencement Date, all Securities to be sold pursuant to the Plan (or, if an Aggregate Amount is specified in Exhibit A, Client’s good faith estimate of the Securities to be so sold) and/or (ii) if applicable, prior to the Plan Commencement Date, any cash necessary to make purchases of Securities. Client acknowledges and agrees that any failure to make such a deposit will result in the Plan being terminated.
G.	Client hereby authorizes Broker to serve as Client’s agent and attorney-in-fact in accordance with the terms of the Plan.
II.	Representations, Warranties and Covenants
A.	As of the time of the signing, Client is not in possession of any material[2] non-public information with respect to the Issuer or the Securities. Client represents and warrants that the Plan is being entered into in good faith and is not part of a plan or scheme to evade the prohibitions of Rule 10b5-l.
B.	While the Plan is in effect, the Client will at all times act in good faith and will not take any action or omit to take any action intended to evade the prohibitions of Rule 10b5-l.
C.	Client agrees not to communicate, directly or indirectly, any material non-public information relating to the Securities or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect. Client acknowledges that Broker and its affiliates may from time to time possess material nonpublic information relating to the Securities or the Issuer and are under no obligation to disclose that information to Client.
D.	Client’s execution of this Plan or any amendment hereto, as the case may be, and the purchases contemplated hereby does not and will not violate or conflict with the Client’s certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule regulation or agreement binding on or applicable to the Client or any of its subsidiaries or any of its or their property or assets.
E.	Client acknowledges that Client is solely responsible for making any necessary disclosures and/or complying with any reporting requirements under and otherwise complying with Sections 13 and 16 of the Exchange Act, Rule 144 and Regulation S-K of the Securities Act of 1933 (the “Securities Act”) and other applicable laws, rules and regulations. Client acknowledges that neither Broker nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Plan or any transactions under the Plan. If applicable, Broker agrees to conduct all sales transactions in accordance with the manner of sale requirement of Rule 144 under the Securities Act.

2“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.

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F.	While the Plan is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities covered by the Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Securities) and agrees not to alter (except as provided in Section IV below) or deviate from, or attempt to exercise any influence over how, when or whether transactions are executed pursuant to, the terms of the Plan. Notwithstanding anything to the contrary set forth in this Plan, nothing in this Plan shall prevent Client from engaging in a business combination transaction with the Issuer, which may include but is not limited to a tender or exchange offer, merger, acquisition, reorganization, recapitalization, acquisition of all or substantially all of the assets, or a comparable transaction.
G.	While the Plan is in effect, Client shall not (i) enter into a binding contract with respect to the purchase or sale of Securities with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Securities or (iii) adopt a Plan for trading with respect to Securities other than the Plan. In addition, Client represents that no such contract, instruction or plan is currently in effect.
H.	Broker shall maintain appropriate policies and procedures designed to ensure that each person with trading authority under the Plan does not possess material non-public information with respect to the Issuer or its Securities. Broker shall terminate or suspend the trading authority under the Plan of any such person promptly upon learning that such person has become aware of material non-public information with respect to the Issuer or its Securities.
I.	Client has obtained all necessary and required authorizations, consents and approvals to enter into this Plan and the transactions that are the subject of this Plan.
III.	Amendment. Termination and Suspension
A.	The Plan may be modified or amended only by a writing signed by Client and Broker and any modification or amendment by Client requires:
1.	the effective date of the modified or amended plan to be specified; and
2.	a certificate signed by the Client certifying that the representations and warranties in this Plan are true and correct at and as of the date of such certificate as if made at and as of such date.
B.	Any modification to the Aggregate Share Number, price or timing of the purchase or sale of the Securities under the Plan (or, with respect to any algorithm, computer program or formula, any changes that impact amount, price or timing), will be treated as a termination of the Plan and an adoption of a new trading plan and the Client will execute a new trading plan, which will provide for the same representations, warranties and covenants as contained herein.[3]

3 Note - any modification to the Plan resulting in a termination and the adoption of a new plan, will trigger the cooling off periods described in footnote 1.

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C.	The Plan shall terminate on the Plan Termination Date.
D.	The Plan may be terminated by Client at any time upon prior written notice sent to Broker by certified mail, courier or by e-mail and confirmed by telephone, as specified in Section 5(D), below. Client agrees that Client shall not terminate the Plan except upon consultation with Client’s own legal advisors. Notwithstanding the Plan termination as provided in this paragraph, any transactions that are in process, including transactions that are executed on the date of the termination notice but occur prior to Broker receiving such notice and any transactions that have not fully settled as of such termination notice date shall continue until completion in accordance with the terms of this Plan.
E.	The Plan may be terminated upon (i) the commencement of any voluntary or involuntary case or other proceeding against the Client seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking die appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Client to authorize or commence any of the foregoing; or (ii) the public announcement of a tender or exchange offer for the Securities or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Securities would be exchanged for or converted into cash, securities or other property.
F.	The Plan shall be suspended or, at Broker’s option, terminated, if Broker is prohibited from making transactions pursuant to the Plan by a legal, regulatory, contractual or other restriction applicable to it or its affiliates or to Client or Client’s affiliates and Broker so notifies Client promptly in writing.
G.	Client acknowledges that terminations or modifications or amendments to this Plan or other similar trading plans may affect Client’s ability to rely on Rule 10b5-l,
H.	Client agrees and understands that Broker shall execute the Plan in accordance with its terms and shall not be required to suspend, terminate or modify this Plan unless Broker receives notice from the Client in accordance with this Section III.
IV.	Indemnification; Limitation of Liability
A.	Client agrees to indemnify and hold harmless Broker and its members, officers, employees and affiliates (each, an “Indemnified Person”) from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, the “Losses”) arising out of or relating to the Plan, including, without limitation, (i) any breach by Client of the Plan (including Client’s representations and warranties hereunder), (ii) any violation by Client of applicable laws or regulations, including violations by Client of Rule 10b5-l, Rule 14e-3 of the Exchange Act, or any other federal, state or foreign securities laws or regulations prohibiting trading while aware of material nonpublic information, or (iii) any regulatory investigation or inquiry relating to transactions made pursuant to the Plan; excluding, in each case, any Losses arising out of or relating to fraud, willful misconduct, gross negligence or breaches of the Plan by any Indemnified Person. This indemnification shall survive termination of the Plan.
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B.	Notwithstanding any other provision hereof, Broker shall not be liable to Client for (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common earner or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.
V.	Miscellaneous
A.	Proceeds from each transaction in Securities effected under the Plan will be delivered to Client’s account less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Broker or any other executing broker or clearing firm involved in the transaction, including, but not limited to execution, margin, funding, provided that any commission hereunder shall be as set forth in Exhibit A.
B.	Client and Broker acknowledge and agree that the Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.
C.	Client acknowledges and agrees that, if applicable, the Plan shall be subject to the terms and conditions of Client’s account agreement with Broker or Broker’s clearing firm (the “account agreement”) and, in the event of any inconsistency, the account agreement shall prevail. Subject to the preceding sentence, the Plan constitutes the entire agreement between Client and Broker with respect to the Plan and supersedes any prior agreements or understandings with regard to the Plan.
D.	All notices to Broker under the Plan shall be given to Broker by certified mail, courier or by e-mail, and confirmed by telephone, as provided below:

BTIG, LLC

600 Montgomery Street, 6th Floor

San Francisco, CA 94111

Attn:

Telephone:

E-Mail: btigcorporateservicestqjbtig.com

With a copy to:

BTIG, LLC

600 Montgomery Street, 6th Floor

San Francisco, CA 94111

Attn: Chief Compliance Officer

Telephone: (415) 248-2200

E-mail: compliancewbtig.com

All notices to Client under the Plan shall be given to Client by certified mail, courier or by e-mail, and confirmed by telephone, as provided below:

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E.	Client’s rights and obligations under the Plan may not be assigned or delegated without the written permission of Broker. Broker’s rights and obligations may not be assigned or delegated without the written permission of Client. The Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. If any provision of the Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of the Plan will continue and remain in full force and effect.
F.	This Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Plan.

BTIG, LLC

By:	By:
Name:	Name:
Title:	Title:

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Exhibit A Transaction Details

Client Name: MAK Capital One LLC

Issuer Name: Agilysys, Inc, (AGYS)

Plan Commencement Date: August 1,2023

Plan Termination Date: May 1,2024

1.	List the Security and the class of security subject to the Plan:

AGYS common shares

2.	Name of principal market or exchange for the Securities (the “Exchange”): NASDAQ

3.	Type of transaction(s) subject to the Plan: ☐ Exercise of Call Options ☐ Sale of Common Stock

☐ Purchase ☐ Derivative

4. Please indicate if the Plan covers: X Stock	☐ Options	☐ Stock and Options

5.	Please indicate what type of Options, if any: ☐ Cash ☐ Cashless ☐ Listed

6.	Please indicate if you are: Section 16 Insider:	☐ Yes ☐ No

Rule 144 Affiliate: ☐ Yes ☐ No

7.	Aggregate amount of the Securities covered by the Plan (specified in terms of number of shares or other securities or a specified dollar value of securities (after deducting commissions)) (the “Aggregate Share Number” or “Aggregate Amount”, as applicable); If Listed Option sale, include amount of Security to underlie Listed Options[4]:

867,728 shares

8.
•	Plan start date: Trading will commence once MAK’s convertible preferred shares have been forcibly converted into common shares by the issuer. No trading will occur on Friday November 24, 2023 (the day following Thanksgiving). No trading will occur under this program from December 18 to December 29,2023. Trading can commence again on January 2, 2024 and terminate on May 1, 2024.

•	Total shares to be sold: lesser of 867,728 shares or the maximum allowable under Rule 144

•	Trades will be conducted under Rule 10b5-l plan; and all trades are done within the constraints of Rule 144.
9.	[insert any other trading or plan instructions]

4Such amount shall not exceed the number of shares of stock in the account. For the avoidance of doubt, Options in the account must be exercised before the shares of stock that underlie the Options can be used to cover writing of Listed Options.